Western Asset New York
Municipal Money Market Fund
Item 77C

On January 12, 2007 a Special Meeting of Shareholders was held to vote on various proposals recently approved by the Fund?s Trustees. The following tables provide the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to the following proposals: (1) Election of Trustees (2) Agreement and Plan of Reorganization and (3) Revise and Convert Fundamental Investment Policies.
1. Election of Trustees?
             Authority
Nominees                     Votes For            Withheld        Abstentions
Elliot J. Berv         2,460,514,077.914      107,877,119.087         855.000
A. Benton Cocanougher  2,460,649,239.798      107,741,957.203         855.000
Jane F. Dasher         2,459,886,085.403      108,505,111.598         855.000
Mark T. Finn           2,461,110,589.854      107,280,607.147         855.000
Rainer Greeven         2,460,604,833.352      107,786,363.649         855.000
Stephen Randolph Gross 2,460,630,955.108      107,760,241.893         855.000
Richard E. Hanson, Jr. 2,460,650,073.071      107,741,123.930         855.000
Diana R. Harrington    2,461,328,194.449      107,063,002.552         855.000
Susan M. Heilbron      2,460,753,285.113      107,637,911.888         855.000
Susan B. Kerley        2,460,598,676.696      107,792,520.305         855.000
Alan G. Merten         2,460,668,803.704      107,722,393.297         855.000
R. Richardson Pettit   2,460,902,201.634      107,488,995.367         855.000
R. Jay Gerken, CFA     2,459,680,621.486      108,710,575.515         855.000
?Trustees are elected by the shareholders of all of the series of the Trust, of which the Fund is a series.
2: Agreement and Plan of Reorganization
Item Voted On 		Votes For     Votes Against  Abstentions  Broker Non-
Votes
Reorganize as Corresponding
Series of an Existing
Trust 		    951,458,459.950  30,751,991.830  20,218,047.930   0.000
3: Revise and Convert Fundamental Investment Policies
Items Voted On    Votes For    Votes Against    Abstentions    Broker Non-Votes
Revise:
Borrowing Money  923,971,770.240  52,603,633.270  25,853,096.200  0.000
Underwriting     924,941,723.350  48,702,956.610  28,783,819.750  0.000
Lending          925,265,658.520  52,364,628.170  24,798,213.020  0.000
Issuing Senior
Securities       930,342,848.080  48,600,254.180  23,485,397.450  0.000
Real Estate      925,748,695.070  52,452,540.880  24,227,263.760  0.000
Commodities      923,122,385.810  54,339,075.670  24,967,038.230  0.000
Concentration    927,748,488.060  51,148,430.020  23,531,581.630  0.000
Convert:
Investment Objective From
Fundamental to Non-
Fundamental     921,590,930.080   46,939,111.440  33,898,458.190  0.000